UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 20, 2013

Wabash National Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208
State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Sagamore Parkway South, Lafayette, Indiana 47905
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(765) 771-5310

__________________

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)          On February 20, 2013, the Board of Directors (the “Board”) of Wabash National Corporation (the “Company”) appointed Ann D. Murtlow to the Company’s Board and to the Nominating and Corporate Governance and Compensation Committees. Ms. Murtlow is currently the principal in a consulting firm, AM Consulting LLC, which provides business strategy and leadership consulting to businesses, non-profit organizations and academic institutions. Prior to forming her own firm, Ms. Murtlow was an AES Corporation executive and became one of the few female CEO’s in the electric utility industry.  In her most recent position, she was the President and Chief Executive Officer at Indianapolis Power & Light Company. The appointment of Ms. Murtlow brings the Company’s Board to seven members.

In connection with her appointment to the Board, Ms. Murtlow entered into the form of Director Indemnification Agreement adopted by the Board on July 30, 2009, which is attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2009.  Ms. Murtlow will be compensated consistent with the Company’s policy for non-employee directors as in effect from time to time.  Consistent with that policy, Ms. Murtlow will receive a pro-rated portion of the $40,000 cash portion of the annual retainer for Board members for 2013 and, if reelected at the 2013 Annual Meeting of Stockholders, it is expected that she will receive the restricted stock portion of the annual retainer, which is paid in restricted stock having a value equivalent to $75,000.  The current policy for non-employee director compensation also provides a per meeting fee of $1,800 for personal attendance at Board and Committee meetings or $900 per meeting attended by telephone.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: February 25, 2013	By:	/s/ Mark J. Weber _________________________ Mark J. Weber Senior Vice President and Chief Financial Officer

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